                        EVEREST TAX CREDIT INVESTORS, LLC
                     199 SOUTH LOS ROBLES AVENUE, SUITE 440
                           PASADENA, CALIFORNIA 91101


                                                                  April 20, 1998

                            $8.00 PER BAC CASH OFFER
              TO ALL HOLDERS OF BENEFICIAL ASSIGNEE CERTIFICATES OF
               BOSTON CAPITAL TAX CREDIT FUND IV L. P. - SERIES 24

Dear BAC Holder:

      Enclosed is an OFFER TO PURCHASE up to 325,481 beneficial assignee certificates ("BACs") in Series 24 of Boston Capital Tax Credit Fund IV L. P. (the "Partnership") for a cash price of $8.00 per BAC, without interest, less the amount of Distributions (as defined in the Offer to Purchase) per BAC made to you by the Partnership after March 1, 1998 and less any tax credits which are allocated to selling BAC Holders after May 31, 1998 (allocable at the rate of approximately $0.1125 per month per BAC), and less any Partnership transfer fees.

      PLEASE CONSIDER THE FOLLOWING POINTS:

      - THIS OFFER EXCEEDS BY $1.25 PER BAC (18.5%) THE RECENT OFFER MADE BY VALLEY CREEK CAPITAL, LLC.


      - BAC Holders who tender to Everest will be withdrawing any tender they have already made and will instead receive the higher price for all BACs accepted for payment by Everest.


      - Everest must receive an executed Letter of Transmittal no later than May 14, 1998 to ensure the timely withdrawal of any prior tenders made by a BAC Holder who tenders to Everest.


      - Everest estimates, based on the Partnership's public filings and assuming a sale date of May 31, 1998, that most individual sellers will receive the following for each BAC sold to Everest:

            1998 Effects*                                                    Total Benefit*
            --------------------------------------------------------------   --------------
            Cash............................................                    $ 8.00
            Tax deduction against ordinary income...........       $1.50
               Tax benefit..................................                    $ 0.54
            Long-term capital loss..........................       $0.50
               Tax benefit..................................                    $ 0.10
            Estimated tax credits received by 5/31/98.......                    $ 2.34
                                                                                ------
            TOTAL BENEFIT*..................................                    $10.98

            * Assumes: the BACs were held from the inception of the series; prior Series 24 passive losses have not been utilized; ordinary income and capital gain federal tax rates of 36% and 20%, respectively. See "CERTAIN FEDERAL INCOME TAX MATTERS."

      - The Offer is an immediate opportunity for BAC Holders to liquidate their investment in the Partnership, but BAC Holders who tender their BACs will be giving up the opportunity to participate in any potential future benefits, including allocations of tax credits, from ownership of BACs.

      We encourage you to read the Offer to Purchase completely and to return your completed Letter of Transmittal promptly. The Offer is scheduled to expire on May 22, 1998.

      For answers to any questions you might have regarding these materials or our Offer, or assistance in the procedures for accepting our Offer and tendering your BACs, please contact us at (800) 611-4613 (toll free).

                                       Sincerely,

                                       Everest Tax Credit Investors, LLC

                           OFFER TO PURCHASE FOR CASH
               UP TO 325,481 BENEFICIAL ASSIGNEE CERTIFICATES OF
              BOSTON CAPITAL TAX CREDIT FUND IV L. P. - SERIES 24

                                      FOR

                                 $8.00 PER BAC

                                       BY

                       EVEREST TAX CREDIT INVESTORS, LLC

        THE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL EXPIRE AT
           12:00 MIDNIGHT, NEW YORK CITY TIME ON FRIDAY, MAY 22, 1998
                          UNLESS THE OFFER IS EXTENDED.


      Everest Tax Credit Investors, LLC, a California limited liability company, (the "Purchaser" or "Everest"), is offering to purchase up to 325,481 beneficial assignee certificates ("BACs") in Series 24 of Boston Capital Tax Credit Fund IV
L. P., a Delaware limited partnership (the "Partnership"), at a net cash price of $8.00 per BAC (the "Purchase Price"), without interest, less the amount of the Distributions (as defined below) per BAC, if any, made to the holders of BACs ("BAC Holders") by the Partnership after March 1, 1998 and less any tax credits allocated to selling BAC Holders after May 31, 1998 (allocable at approximately $0.1125 per month per BAC), and less any transfer fees imposed by the Partnership for each transfer. The Offer is subject to certain terms and conditions. This Offer (as defined below) is upon the terms set forth in this Offer to Purchase (the "Offer to Purchase") and in the related Agreement of Transfer and Letter of Transmittal (the "Letter of Transmittal"), as each may be supplemented or amended from time to time. The Offer to Purchase and the Letter of Transmittal constitute the "Offer." The Offer is not conditioned upon financing.

                               ------------------

           For More Information or for Further Assistance Please Call
                          or Contact the Purchaser at:

                           EVEREST PROPERTIES II, LLC
                                    (MANAGER)
                           199 SOUTH LOS ROBLES AVENUE
                                    SUITE 440
                           PASADENA, CALIFORNIA 91101
                                 (626) 585-5920
                           (800) 611-4613 (TOLL FREE)


April 20, 1998

                                TABLE OF CONTENTS
                                                                           PAGE

INTRODUCTION.........................................................        1
     PURPOSE OF THE OFFER............................................        1
DETAILS OF THE OFFER.................................................        2
     1.  TERMS OF THE OFFER; EXPIRATION DATE; PRORATION..............        2
     2.  ACCEPTANCE FOR PAYMENT AND PAYMENT OF
         PURCHASE PRICE..............................................        2
     3.  PROCEDURE TO ACCEPT THE OFFER...............................        3
     4.  DETERMINATION OF VALIDITY; REJECTION OF BACS; WAIVER
         OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS.........        4
     5.  WITHDRAWAL RIGHTS...........................................        4
     6   EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT..........        4
     7.  CONDITIONS OF THE OFFER.....................................        5
     8.  BACKUP FEDERAL INCOME TAX WITHHOLDING.......................        6
     9.  FIRPTA WITHHOLDING..........................................        6
CERTAIN INFORMATION CONCERNING THE PARTNERSHIP.......................        6
     GENERAL.........................................................        6
     OUTSTANDING BACS................................................        7
     SELECTED FINANCIAL AND PROPERTY RELATED DATA....................        7
     PRIOR ACQUISITIONS OF BACS AND PRIOR CONTACTS...................        7
DETERMINATION OF PURCHASE PRICE......................................        8
     TRADING HISTORY OF THE BACS.....................................        8
     REMAINING TAX CREDITS...........................................        8
CERTAIN INFORMATION CONCERNING THE PURCHASER.........................        8
     THE PURCHASER...................................................        8
     GENERAL.........................................................        8
     SOURCE OF FUNDS.................................................        9
FUTURE PLANS OF THE PURCHASER........................................        9
EFFECTS OF THE OFFER.................................................        9
     FUTURE BENEFITS OF BAC OWNERSHIP................................        9
     LIMITATIONS ON RESALES..........................................        9
     INFLUENCE ON VOTING DECISIONS BY THE PURCHASER..................        9
CERTAIN FEDERAL INCOME TAX MATTERS...................................        9
CERTAIN LEGAL MATTERS................................................        11
     GENERAL.........................................................        11
     STATE TAKEOVER STATUTES.........................................        11
     FEES AND EXPENSES...............................................        11
     MISCELLANEOUS...................................................        11
SCHEDULE I - DIRECTORS AND EXECUTIVE OFFICERS........................        13
APPENDIX A...........................................................        A-1
     PART I - SELECTED FINANCIAL DATA................................        A-1
     PART II - PROPERTY DESCRIPTIONS.................................        A-5

                                  INTRODUCTION

      The Purchaser hereby offers to purchase up to 325,481 BACs in Series 24 of the Partnership at a cash purchase price of $8.00 per BAC, without interest, less the amount of Distributions per BAC, if any, made to BAC Holders by the Partnership after March 1, 1998, less tax credits allocated after May 31, 1998 (allocable at approximately $0.1125 per month per BAC), and less any transfer fees imposed by the Partnership for each transfer.

      PURPOSE OF THE OFFER. The purpose of the Offer is for the Purchaser to acquire a substantial equity interest in the Partnership primarily for investment.

      In considering the Offer, BAC Holders may wish to consider the following:

      - THIS OFFER EXCEEDS BY $1.25 PER BAC (18.5%) THE RECENT OFFER MADE BY VALLEY CREEK CAPITAL, LLC.


      - BAC Holders who tender to Everest will be withdrawing any tender they have already made, including any tender to Valley Creek Capital, LLC pursuant to its offer dated April 14, 1998 (the "Lower Offer"). Everest will send the notice of such withdrawal.


      - Everest must receive an executed Letter of Transmittal no later than May 14, 1998 to ensure the timely withdrawal of any prior tenders made by a BAC Holder who tenders to Everest.

      - The Partnership's publicly filed documents state that there is no established public trading market for the BACs and it is not anticipated that any public market will develop. Partnership Spectrum, an independent industry publication, reflects only one transfer of Series 24 BACs since May 1997 (at $8.75, before commissions), and only three transfers since the series commenced issuance in June 1995.

      - The Purchaser estimates, based on the Partnership's public filings and assuming a sale date of May 31, 1998, that most individual sellers will receive the following for each BAC sold to Purchaser:

            1998 Effects*                                                    Total Benefit*
            --------------------------------------------------------------   --------------
            Cash............................................                    $ 8.00
            Tax deduction against ordinary income...........       $1.50
               Tax benefit..................................                    $ 0.54
            Long-term capital loss..........................       $0.50
               Tax benefit..................................                    $ 0.10
            Estimated tax credits received by 5/31/98.......                    $ 2.34
                                                                                ------
            TOTAL BENEFIT*..................................                    $10.98

            * Assumes: the BACs were held from the inception of the series; prior Series 24 passive losses have not been utilized; ordinary income and capital gain federal tax rates of 36% and 20%, respectively. See "CERTAIN FEDERAL INCOME TAX MATTERS."

      - The Purchaser estimates, based on the Partnership's public filings, that the value of the remaining tax credits in Series 24 is approximately $11.16 per BAC from June 1998 through December 2007. Current tax laws restrict individual use of both tax credits and passive losses. The Purchaser is offering a guaranteed $8.00 in cash now, and sellers of BACs can avoid the risk of tax credit recapture after 1998.

      - The Offer allows BAC Holders to dispose of their BACs without incurring the sales commissions (approximately 5% to 10%) typically associated with transfers of BACs arranged through brokers or other intermediaries.

      - BAC Holders who accept the Offer for all their BACs will receive no further Partnership K-1's after the 1998 K-1.

      - The Purchaser is making the Offer with a view to making a profit for itself. Accordingly, there is a conflict between the desire of the Purchaser to purchase BACs at a low price and the desire of the BAC Holders to sell their BACs at a high price.

      - The Offer is an immediate opportunity for BAC Holders to liquidate their investments in the Partnership, but BAC Holders who tender their BACs will be giving up the opportunity to participate in any potential future benefits, including allocations of tax credits, from ownership of BACs.

      Each BAC Holder must make its own decision, based on the BAC Holder's particular circumstances, whether to tender BACs and, if so, how many BACs to tender. BAC Holders should consult with their respective advisors about the financial, tax, legal and other implications of accepting the Offer.

                              DETAILS OF THE OFFER

      1. Terms of the Offer; Expiration Date; Proration. On the terms and subject to the conditions of the Offer, the Purchaser will accept and purchase up to 325,481 BACs that are validly tendered in accordance with the procedures set forth in Section 3 on or prior to the Expiration Date and not withdrawn in accordance with the procedures set forth in Section 5 ("Properly Tendered). For purposes of the Offer, the term "Expiration Date" means 12:00 Midnight, New York City time on Friday, May 22, 1998, unless the Purchaser in its sole discretion extends the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date to which the Offer is extended by the Purchaser.

      If, prior to the Expiration Date, the Purchaser increases the Purchase Price offered to the BAC Holders pursuant to the Offer, the increased Purchase Price will be paid for all BACs accepted for payment pursuant to the Offer, whether or not the BACs were tendered prior to the increase in consideration.

      If more than 325,481 BACs are Properly Tendered (or if the number of BACs that are Properly Tendered exceeds the number that can be transferred without imposing limitations on resales) the Purchaser will, upon the terms and subject to the conditions of the Offer, accept for payment and pay for an aggregate of 325,481 BACs (or, if less, the maximum number of BACs which can be transferred without imposing limitations on resales), pro rata, according to the number of BACs that are Properly Tendered by each BAC Holder, with appropriate adjustments to avoid purchases of fractional BACs. If the number of BACs that are Properly Tendered is less than or equal to 325,481 BACs (or, if less, the maximum number of BACs which can be transferred without imposing limitations on resales), the Purchaser will purchase all BACs that are Properly Tendered, upon the terms and subject to the conditions of the Offer.

      All BACs tendered pursuant to the Offer shall be withdrawn by Everest from the Lower Offer. The number of BACs sought by Everest is higher than that in the Lower Offer.

      If proration of tendered BACs is required, the Purchaser may not be able to announce the final results of the proration until at least seven business days after the Expiration Date because of the difficulty of determining the proration results. The Purchaser does not intend to pay for any BACs accepted for payment pursuant to the Offer until the final proration or other adjustment results are known.

      If on or prior to the Expiration Date any or all of the conditions of the Offer have not been satisfied or waived, the Purchaser reserves the right to:
(i) decline to purchase any of the BACs tendered, terminate the Offer and return all tendered BACs, (ii) waive the unsatisfied conditions and, subject to complying with applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), purchase all BACs that are Properly Tendered,
(iii) extend the Offer and, subject to the right of BAC Holders to withdraw BACs until the Expiration Date, retain previously tendered BACs for the period or periods for which the Offer is extended, and (iv) amend the Offer.

      2. Acceptance for Payment and Payment of Purchase Price. On the terms and subject to the conditions of the Offer, the Purchaser will purchase and will pay for up to 325,481 BACs that are Properly Tendered, as promptly as practicable following the Expiration Date. In all cases, payment for BACs purchased pursuant to the Offer will be made only after timely receipt by the Purchaser of: (i) a properly completed and duly executed and acknowledged

Letter of Transmittal (or facsimile thereof), (ii) any other documents required in accordance with the Letter of Transmittal, and (iii) written confirmation from the Partnership of the transfer of the BACs to the Purchaser.

      UNDER NO CIRCUMSTANCE WILL INTEREST ON THE PURCHASE PRICE BE PAID, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

      If any tendered BACs are not purchased for any reason (other than proration adjustments), the original Letter of Transmittal with respect to the BACs may be destroyed by the Purchaser. If for any reason acceptance for payment of, or payment for, any BACs tendered pursuant to the Offer is delayed or the Purchaser is unable to accept for payment, purchase or pay for BACs tendered, then, without prejudice to the Purchaser's rights under Section 4, the Purchaser may, nevertheless, retain documents concerning tendered BACs, and those BACs may not be withdrawn except to the extent that the tendering BAC Holders are otherwise entitled to withdrawal rights as described in Section 5; subject, however, to the Purchaser's obligation under Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to pay BAC Holders the Purchase Price in respect of BACs tendered or return documents, if any, representing those BACs promptly after termination or withdrawal of the Offer.

      3. PROCEDURE TO ACCEPT THE OFFER. A BAC HOLDER MAY TENDER ANY OR ALL OF THE BACS OWNED BY THAT BAC HOLDER. FOR BACS TO BE VALIDLY TENDERED PURSUANT TO THE OFFER THE PURCHASER MUST RECEIVE, AT THE ADDRESS LISTED ON THE BACK PAGE OF THIS OFFER TO PURCHASE ON OR PRIOR TO THE EXPIRATION DATE, A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL, THE ORIGINAL PARTNERSHIP CERTIFICATE (IF AVAILABLE), AND ALL DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL.

      The method of delivery of the Letter of Transmittal, and all other required documents is at the option and risk of the tendering BAC Holder, and delivery will be deemed made only when actually received by the Purchaser. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to assure timely delivery.

      BAC HOLDERS WHO WANT TO PARTICIPATE IN THIS OFFER AND HAVE TENDERED IN THE LOWER OFFER MUST DELIVER A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL TO EVEREST NO LATER THAN MAY 14, 1998 TO ASSURE TIMELY WITHDRAWAL OF THE PRIOR TENDER. EVEREST WILL SEND THE NOTICE OF SUCH WITHDRAWAL.

      A BAC Holder may tender any or all of the BACs owned by that BAC Holder. By executing and delivering a Letter of Transmittal, a tendering BAC Holder irrevocably appoints the Purchaser and its officers and any other designee of the Purchaser, and each of them, the attorneys-in-fact and proxies of the BAC Holders, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of the BAC Holder's rights with respect to the BACs tendered by the BAC Holder and accepted for payment by the Purchaser (and with respect to any and all distributions, other BACs, rights or other securities issued or issuable in respect thereof (collectively, "Distributions")), including without limitation the right to direct any IRA custodian, trustee or other record owner to execute and deliver the Letter of Transmittal, the right to cause the original or a copy of the Letter of Transmittal to be transmitted to Valley Creek Capital, LLC or its agent to accomplish a withdrawal of any previous tender of the BAC Holder's BACs, and the right to complete the transfer contemplated thereby. All such proxies will be considered coupled with an interest in the tendered BACs, are irrevocable and are granted in consideration of, and are effective upon, the acceptance for payment of the BACs by the Purchaser in accordance with the terms of the Offer. Upon acceptance for payment, all prior powers of attorney and proxies given by the BAC Holder with respect to the BACs and Distributions will, without further action, be revoked, and no subsequent powers of attorney or proxies may be given (and, if given, will be without force or effect). The officers and designees of the Purchaser will, with respect to the BACs for which the appointment is effective, be empowered to exercise all voting and other rights of the BAC Holder as they in their sole discretion may deem proper at any meeting of the Partnership or any adjournment or postponement thereof. In order for BACs to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of the BACs, the Purchaser or its designee must be able to exercise full voting rights with respect to the BACs, including voting at any meeting of the Partnership's Limited Partners.

      By executing and delivering a Letter of Transmittal, a tendering BAC Holder irrevocably assigns to the Purchaser and its assigns all of the right, title and interest of the BAC Holder in and to any and all Distributions or tax credit allocations made by the Partnership from and after the date of acceptance with respect to BACs accepted for payment and thereby purchased by the Purchaser.

      4. Determination of Validity; Rejection of BACs; Waiver of Defects; No Obligation to Give Notice of Defects. All questions about the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of BACs pursuant to the Offer will be determined by the Purchaser, in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders of any particular BACs determined by it not to be in proper form or if the acceptance of or payment for those BACs may, in the opinion of Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive or amend any of the conditions of the Offer that it is legally permitted to waive and to waive any defect in any tender with respect to any particular BACs. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal) will be final and binding. No tender of BACs will be deemed to have been validly made until all defects have been cured or waived. Neither the Purchaser nor any other person will be under any duty to give notification of any defects in the tender of any BACs or will incur any liability for failure to give any such notification.

      A tender of BACs pursuant to the procedure described above and the acceptance for payment of such BACs will constitute a binding agreement between the tendering BAC Holder and the Purchaser on the terms set forth in the Offer.

      For purposes of the Offer, the Purchaser will be deemed to have accepted for payment pursuant to this Offer, and thereby purchased, Properly Tendered BACs if, as and when the Purchaser gives written notice to the Partnership or its Transfer Agent of the Purchaser's acceptance of those BACs for payment pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for BACs accepted for payment pursuant to the Offer will be made and transmitted directly to BAC Holders whose BACs have been accepted for payment.

      5. Withdrawal Rights. Tenders of BACs made pursuant to the Offer are irrevocable, except that BACs tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless already accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after June 21, 1998. If purchase of, or payment for, BACs is delayed for any reason, including extension by the Purchaser of the Expiration Date, or if the Purchaser is unable to purchase or pay for BACs for any reason (for example, because of proration adjustments) then, without prejudice to the Purchaser's rights under the Offer, tendered BACs may be retained by the Purchaser and may not be withdrawn, except to the extent that tendering BAC Holders are otherwise entitled to withdrawal rights as set forth in this Section 5; subject, however, to the Purchaser's obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay BAC Holders the Purchase Price in respect of BACs tendered promptly after termination or withdrawal of the Offer.

      For withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Purchaser at its address listed on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person(s) who tendered the BACs to be withdrawn and must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed. Any BACs properly withdrawn will be deemed not validly tendered for purposes of the Offer. Withdrawn BACs may be re-tendered, however, by following the procedures described in Section 3 at any time prior to the Expiration Date.

      All questions about the validity and form (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding. Neither the Purchaser nor any other person will be under any duty to give notice of any defects in any notice of withdrawal or incur any liability for failure to give any such notice.

      6. Extension of Tender Period; Termination; Amendment. The Purchaser expressly reserves the right, in its sole discretion, at any time, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any BACs, (ii) to terminate the Offer and not accept for payment any BACs not already accepted for payment, (iii) upon the occurrence of any of the conditions specified in Section 7, to delay the acceptance for payment of, or payment for, any BACs not already accepted for payment or paid for, and (iv) to amend the Offer in any respect (including, without limitation, by increasing the consideration offered, increasing or decreasing the number of BACs being sought, or both). Notice of any such extension, termination or amendment will promptly be disseminated to BAC Holders in a manner reasonably designed to inform BAC Holders of such change in compliance with Rule 14d-4(c) under the Exchange Act. In the case of an extension of the Offer, the extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m. New York City time, on the next business day after the scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act. If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act.

      7. Conditions of the Offer. Notwithstanding any other term of the Offer, the Purchaser will not be required to accept for payment or to pay for any BACs tendered if all authorizations, consents, orders of, or filings with, or expirations of waiting periods imposed by, any court, administrative agency or other governmental authority necessary for the consummation of the transactions contemplated by the Offer shall not have occurred or been filed, or obtained. Furthermore, notwithstanding any other term of the Offer and in addition to the Purchaser's right to withdraw the Offer at any time before the Expiration Date, the Purchaser will not be required to accept for payment or pay for any BACs, or may delay the acceptance for payment of the BACs tendered if, at any time on or after the date of the Offer and before the acceptance of such BACs for payment or the payment therefor, any of the following conditions exists:

      (a) a preliminary or permanent injunction or other order of any federal or state court, government or governmental agency shall have been issued and shall remain in effect which: (i) makes illegal, delays or otherwise directly or indirectly restrains or prohibits the making of the Offer or the acceptance for payment, purchase of or payment for any BACs by the Purchaser, (ii) imposes or confirms limitations on the ability of the Purchaser effectively to exercise full rights of both legal and beneficial ownership of the BACs, (iii) requires divestiture by the Purchaser of any BACs, (iv) causes any material diminution of the benefits to be derived by the Purchaser as a result of the transactions contemplated by the Offer, (v) might materially adversely affect the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Purchaser, or the Partnership, or (vi) seeks to impose any material condition to the Offer unacceptable to the Purchaser;

      (b) there shall be any action taken, or any statute, rule, regulation or order proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer by any federal or state court, government or governmental authority or agency which might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (vi) of paragraph (a) above;

      (c) any change or development shall have occurred or been threatened or disclosed in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Partnership, which is or may be materially adverse to the Partnership, or there shall be any material lien not disclosed in the Partnership's financial statements, or the Purchaser shall have become aware of any fact that does or may have a material adverse effect on the value of the BACs or the Properties (as defined below);

      (d) the General Partner (as defined below) of the Partnership shall have failed or refused to take all other action that the Purchaser deems necessary, in the Purchaser's judgment, for the Purchaser to be the registered owner of the BACs tendered and accepted for payment hereunder simultaneously with the consummation of the Offer or as soon thereafter as is permitted under the Partnership Agreement, in accordance with the Partnership Agreement and applicable law;

      (e) there shall have been threatened, instituted or pending any action or proceeding before any court or governmental agency or other regulatory or administrative agency or commission or by any other person, challenging the acquisition of any BACs pursuant to the Offer or otherwise directly or indirectly relating to the Offer, or otherwise, in the sole judgment of the Purchaser, adversely affecting the Purchaser, the Partnership or the Properties or the value of the BACs or the benefits expected to be derived by the Purchaser as a result of the transactions contemplated by the Offer;

      (f) the Partnership shall have (i) issued, or authorized or proposed the issuance of, any partnership interests of any class, or any securities convertible into, or rights, warrants or options to acquire, any such interests or other convertible securities, (ii) issued or authorized or proposed the issuance of any other securities, in respect of, in lieu of, or in substitution for, all or any of the presently outstanding BACs, (iii) declared or paid any Distribution, other than in cash, on any of the BACs, or (iv) the Partnership or the General Partner shall have authorized, proposed or announced its intention to propose any merger, consolidation or business combination transaction, acquisition of assets, disposition of assets or material change in its capitalization, or any comparable event not in the ordinary course of business; or

      (g) the General Partner shall have modified, or taken any step or steps to modify, in any way, the procedures or regulations applicable to the registration of BACs or transfers of BACs on the books and records of the Partnership or the admission of transferees of BACs as registered owners and as BAC Holders.

      The foregoing conditions are for the sole benefit of the Purchaser and may be (but need not be) asserted by the Purchaser regardless of the circumstances giving rise to such conditions or may be waived by the Purchaser in whole or in part at any time in its sole discretion. Any determination by the Purchaser concerning the events described above will be final and binding upon all parties.

      8. Backup Federal Income Tax Withholding. To prevent the possible application of backup federal income tax withholding of 31 percent with respect to payment of the Purchase Price, a tendering BAC Holder must provide the Purchaser with the BAC Holder's correct taxpayer identification number in the space provided in the Letter of Transmittal.

      9. FIRPTA Withholding. To prevent the withholding of federal income tax in an amount equal to ten percent of the amount of the Purchase Price plus Partnership liabilities allocable to each BAC purchased, the Letter of Transmittal includes FIRPTA representations certifying the BAC Holder's taxpayer identification number and address and that the BAC Holder is not a foreign person.

                 CERTAIN INFORMATION CONCERNING THE PARTNERSHIP

      Information contained in this section is based upon documents and reports publicly filed by the Partnership, including the Annual Report on Form 10-K for the fiscal year ended March 31, 1997 (the "Form 10-K") and the Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 1997 (the "Form 10-Q"). Although the Purchaser has no information that any statements contained in this section are untrue, the Purchaser has not independently investigated the accuracy of statements, and takes no responsibility for the accuracy, inaccuracy, completeness or incompleteness of any of the information contained in this section or for the failure by the Partnership to disclose events which may have occurred and may affect the significance or accuracy of any such information.

      General. The Partnership was formed in 1993 under the laws of the State of Delaware. Its principal executive offices are located at One Boston Place, Suite 2100, Boston, Massachusetts 02108. The General Partner of the Partnership is Boston Capital Associates IV L.P., a Delaware limited partnership (the "General Partner"). The general partner of the General Partner is C & M Associates, d/b/a Boston Capital Associates, a Massachusetts general partnership whose only two partners are Herbert F. Collins and John P. Manning.

      The Partnership acquires, holds and disposes of interests in other limited partnerships (the "Operating Partnerships") each of which will acquire, develop, rehabilitate, operate and own a newly constructed, existing or rehabilitated Apartment Complex exclusively or partially for low- and moderate-income tenants. Each Apartment Complex is expected to qualify for the low-income housing tax credit under Section 42 of the Internal Revenue Code (the "Federal Housing Tax Credit"), thereby providing tax benefits over a period of ten to twelve years in the form of tax credits which investors may use to offset income, subject to certain strict limitations, from other sources. Certain Apartment Complexes may also qualify for the historic rehabilitation tax credit under Section 48 of the Code (the "Rehabilitation Tax Credit"). Some of the Apartment Complexes benefit from one or more other forms of federal or state housing assistance.

      The Partnership's profits, losses and cash flow (subject to certain priority allocations and distributions) and tax credits are allocated 99% to BAC Holders and 1% to the General Partner. The Partnership's investment objectives do not include receipt of significant cash flow from the Operating Partnerships in which it invests.

Investments in Operating Partnerships are made principally with a view towards realizing Federal Housing Tax Credits for allocation to the Partnership's partners and BAC Holders.

      Generally, Federal Housing Tax Credits are available over a ten year period from the date the Apartment Complex is placed in service; referred to herein as the "Credit Period." Each of the Operating Partnerships in which the Partnership has acquired an interest has been allocated by the relevant state credit agency the authority to recognize Federal Housing Tax Credits to be claimed during the Credit Period provided that the Operating Partnership satisfies the rent restriction, minimum set-aside and other requirements for eligibility for the Federal Housing Tax Credits at all times during the 15-year period commencing at the beginning of the Credit Period (the "Compliance Period"). Once an Operating Partnership has become eligible to receive Federal Housing Tax Credits, it may lose such eligibility and suffer an event of "recapture" if (i) the Operating Partnership ceases to meet qualification requirements, (ii) there is a decrease in the qualified basis of the projects, or (iii) there is a reduction in the taxpayer's interest in the project at any time during the 15-year Compliance Period that began with the first tax year of the Credit Period. The Form 10-K does not indicate that any Operating Partnership in which the Partnership has invested has suffered an event of recapture.

      The Partnership issues BACs in separate series and invests in Operating Partnerships on behalf of each series separately. The Partnership commenced offering BACs in Series 24 on June 9, 1995 and completed the offering on September 22, 1995, with a total of 2,169,878 BACs issued for $21,697,000. As of December 31, 1997, the Partnership had invested $15,939,004 of such proceeds and held investments in 24 Operating Partnerships on behalf of Series 24, and had an additional $364,888 in capital contributions remaining to be paid to such Operating Partnerships. The Partnership generated Federal Housing Tax Credits per BAC of $.503 for 1996 and from $.109 to $.163 for 1995, depending on the BAC Holder's date of admission.

      As of December 31, 1997, of the 24 Apartment Complexes in the series, 22 had completed construction or rehabilitation and initial lease-up, and 2 were in initial lease-up. Attached to this Offer to Purchase as Part II of Appendix A is a schedule of the Apartment Complexes held as of December 31, 1996, and further information.

      The Partnership is subject to the information reporting requirements of the Exchange Act and is required to file reports and other information with the Commission relating to its business, financial results and other matters. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, or electronically at http://www.sec.gov. Copies should be available by mail upon payment of the Commission's customary charges by writing to the Commission's principal offices at 450 Fifth Street, N.W., Washington, D.C. 20549.

      Outstanding BACs. According to the Form 10-K, there were 2,169,878 BACs issued and outstanding, held by approximately 1,326 BAC Holders, as of March 31, 1997.

      Selected Financial and Property Related Data. Attached as Appendix A is a summary of certain financial and statistical information with respect to the Partnership and the Properties, all of which has been taken from the Form 10-K and the Form 10-Q. More comprehensive financial and other information is included in such reports and other documents filed by the Partnership with the Commission, and Appendix A is qualified in its entirety by reference to such reports and other documents and all the financial information and related notes contained therein.

      Prior Acquisitions of BACs and Prior Contacts. Neither the Purchaser nor any of its affiliates holds any BACs in any series of the Partnership. On April 17, 1998, the Purchaser informed representatives of the Partnership of its desire to make an offer to purchase BACs at a price higher than the Lower Offer and requested a list of BAC Holders for such purpose. As of the date of this Offer, the Purchaser has received no response. Except as set forth above, neither the Purchaser nor its affiliates are party to any past, present or proposed material contracts, arrangements, understandings, relationships, or negotiations with the Partnership or with the General Partner concerning the Partnership.

                         DETERMINATION OF PURCHASE PRICE

      In establishing the Purchase Price, the Purchaser reviewed certain publicly available information including among other things: (i) the Partnership Agreement, and (ii) the Form 10-K and Form 10-Q. Based on that information, the Purchaser considered several factors, some of which are discussed below.

      Trading History of the BACs. Secondary market sales activity for the BACs, including privately negotiated sales, has been limited and highly sporadic. The Form 10-K states that "[t]here is no established public trading market for the BACs and it is not anticipated that any public market will develop." At present, privately negotiated sales and sales through intermediaries (such as through the trading system previously operated by Chicago Partnership Board, Inc., which used to publish sell offers by holders of BACs) are the only means available to a BAC Holder to liquidate an investment in BACs (other than this Offer, the Lower Offer or other occasional offers by other partnership investors, if any) because the BACs are not listed or traded on any exchange or quoted on any NASDAQ list or system.

      According to Partnership Spectrum, an independent third party publication, there has been only three sales of the Partnership's Series 24 BACs since December 1, 1995: one in April-May 1996, for $8.80 per BAC, one in April-May 1997, for $9.25 per BAC, and one in December 1997-January 1998, for $8.75 per BAC. Sales may be conducted which are not reported in the Partnership Spectrum and the prices of sales through other channels may differ from those reported by the Partnership Spectrum. The reported gross sales prices may not reflect the net sales proceeds received by sellers of BACs, which typically are reduced by commissions (approximately 5% to 10%) and other secondary market transaction costs. The Purchaser does not know whether the information provided by the Partnership Spectrum is accurate or complete.

      Remaining Tax Credits. Based on information contained in public filings, the Purchaser believes that additional tax credits of approximately $11.16 will be available to BAC Holders who hold their BACs through 2007.

                  CERTAIN INFORMATION CONCERNING THE PURCHASER

      The Purchaser. The Purchaser is a California limited liability company that was formed in 1997. The principal office of the Purchaser is 199 South Los Robles Avenue, Suite 440, Pasadena, CA 91101. Everest Tax Credit Investors, LLC is owned by Everest Properties II, LLC, a California limited liability company ("EPII"), and by Imperial Bank, a California state-chartered bank. Imperial Bank is the wholly owned operating subsidiary of Imperial Bancorp, a bank holding company registered under the Bank Holding Company Act of 1956. The Manager of the Purchaser is EPII, and it is the person that manages Purchaser's affairs. For certain information concerning the directors and executive officers of EPII, Imperial Bank and Imperial Bancorp, see Schedule I to the Offer to Purchase.

      General. Except as set forth above or elsewhere in this Offer to Purchase:
(i) the Purchaser does not beneficially own or have a right to acquire, and, to the best knowledge of the Purchaser, no associate or majority-owned subsidiary of any of the Purchaser or the persons listed in Schedule I hereto, beneficially owns or has a right to acquire any BACs or any other equity securities of the Partnership; (ii) the Purchaser has not, and to the best knowledge of the Purchaser, none of the persons and entities referred to in clause (i) above or any of their executive officers, directors or subsidiaries has, effected any transaction in the BACs or any other equity securities of the Partnership during the past 60 days other than as stated in this Offer; (iii) the Purchaser does not have and, to the best knowledge of the Purchaser, none of the persons listed in Schedule I hereto has, any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Partnership, including, but not limited to, the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations; (iv) since March 31, 1994, there have been no transactions which would require reporting under the rules and regulations of the Commission between the Partnership or any of its affiliates and the Purchaser or any of its subsidiaries or, to the best knowledge of the Purchaser, any of their executive officers, directors or affiliates; and (v) since March 31, 1994, except as otherwise stated in this Offer, there have been no contacts, negotiations or transactions between the Purchaser or any of its subsidiaries or, to the best knowledge of the Purchaser, any of the persons listed in Schedule I hereto, on the one hand, and the Partnership or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets of the Partnership.

      Source of Funds. Based on the Purchase Price of $8.00 per BAC, the Purchaser estimates that the total amount of funds necessary to purchase all BACs sought by this Offer and to pay related fees and expenses, will be approximately $2,624,000. The Purchaser expects to obtain these funds by means of equity capital contributions from its members at the time the BACs tendered pursuant to the Offer are accepted for payment. Such members will fund their capital contributions through existing cash and other financial assets which in the aggregate are sufficient to provide the funds required in connection with the Offer without any additional borrowings.

                          FUTURE PLANS OF THE PURCHASER

      The Purchaser is seeking to acquire BACs pursuant to the Offer to obtain a substantial equity interest in the Partnership, primarily for investment. Following the completion of the Offer, the Purchaser and persons related to or affiliated with the Purchaser may acquire additional BACs. Any such acquisition may be made through private purchases, through one or more future tender or exchange offers or by any other means deemed advisable by the Purchaser in its sole discretion. Any such acquisition may be at a price higher or lower than the price to be paid for the BACs purchased pursuant to the Offer, and may be for cash or other consideration. The Purchaser also may consider selling some or all of the BACs it acquires pursuant to the Offer, either directly or by a sale of one or more interests in the Purchaser itself, depending upon liquidity, strategic, tax and other considerations.

      The Purchaser does not currently intend to change current management or the operation of the Partnership and does not have current plans for any extraordinary transaction involving the Partnership. However, these plans could change at any time in the future. If any transaction is effected by the Partnership and financial benefits accrue to the BAC Holders, the Purchaser and its affiliates will participate in those benefits to the extent of their ownership of the BACs.

      The Purchaser has no present plans or proposals that would result in an extraordinary transaction, such as a merger, reorganization, liquidation, reallocation of operations or sale or transfer of assets involving the Partnership or any material changes in the Partnership's structure, business or composition of its management or personnel.

                              EFFECTS OF THE OFFER

      Future Benefits of BAC Ownership. Tendering BAC Holders shall receive cash in exchange for their BACs purchased by the Purchaser and will forego all future distributions and tax credit allocations from the Partnership with respect to such BACs.

      Limitations on Resales. Transfers of 50% or more of the BACs in a twelve-month period may result in a termination of the Partnership for federal income tax purposes and would also result in a recapture of tax credits. Pursuant to the Partnership Agreement, the General Partner may defer transfers in order to avoid such an event. The Purchaser believes that its Offer (for approximately 15% of the BACs in Series 24, which would be approximately 1% of the BACs in Series 20-31 of the Partnership as of December 31, 1997), when combined with the recent trading activity and any BACs transferred in connection with the Lower Offer, will not likely result in a tax termination.

      Influence on Voting Decisions by the Purchaser. Under the Partnership Agreement, BAC Holders holding a majority of the BACs are entitled to take action with respect to a variety of matters, including removal of the General Partner, dissolution and termination of the Partnership, and approval of most types of amendments to the Partnership Agreement. If the Purchaser obtains all or most of the 325,481 BACs sought, the influence of Purchaser and its affiliates on such actions may be significant.

                       CERTAIN FEDERAL INCOME TAX MATTERS

      The following summary is a general discussion of certain of the federal income tax consequences of a sale of BACs pursuant to the Offer. The summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations thereunder, administrative rulings, and judicial authority, all as of the date of the Offer. All of the foregoing are subject to change, and any such change could affect the continuing accuracy of this summary. This summary does not discuss all aspects of federal income taxation that may be relevant to a particular BAC Holder in light of such BAC Holder's specific circumstances, nor does it describe any aspect of state, local, foreign or other tax laws. Sales of BACs pursuant to the Offer will be taxable transactions under applicable state, local, foreign and other tax laws. BAC HOLDERS SHOULD CONSULT THEIR RESPECTIVE TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THE BAC HOLDER OF SELLING BACS PURSUANT TO THE OFFER.

      In general, a BAC Holder will recognize gain or loss on a sale of BACs pursuant to the Offer equal to the difference between (i) the BAC Holder's "amount realized" on the sale and (ii) the BAC Holder's adjusted tax basis in the BACs sold. The amount of a BAC Holder's adjusted tax basis in such BACs will vary depending upon the BAC Holder's particular circumstances. The "amount realized" with respect to a BAC will be a sum equal to the amount of cash received by the BAC Holder for the BAC pursuant to the Offer (that is, the Purchase Price), plus the amount of the Partnership's liabilities allocable to the BAC (as determined under Code Section 752).

      The gain or loss recognized by a BAC Holder on a sale of a BAC pursuant to the Offer generally will be treated as a capital gain or loss if the BAC was held by the BAC Holder as a capital asset. Recent changes to the tax laws made by the Taxpayer Relief Act of 1997 (the "Act") modified applicable capital gain rates and holding periods. Gain with respect to BACs held for more than 18 months will be taxed at a long-term capital gain rate of 20 percent. Gain with respect to BACs held more than one year but less than 18 months will be taxed at a mid-term capital gain rate of 28 percent. Gain with respect to BACs held one year or less will be taxed at ordinary income rates. It should also be noted that the Act imposed depreciation recapture of previously deducted straight line depreciation with respect to real property at a rate of 25 percent (assuming eligibility for long-term capital gain treatment). A portion of the gain realized by a BAC Holder with respect to a disposition of the BACs may be subjected to this 25 percent rate to the extent that the gain is attributable to depreciation recapture inherent in the properties of the Partnership.

      Capital losses are deductible only to the extent of capital gains, except that individual taxpayers may deduct up to $3,000 per year of capital losses in excess of the amount of their capital gains against ordinary income. Excess capital losses generally can be carried forward to succeeding years (a corporation's carry-forward period is five years and an individual taxpayer can carry forward such losses indefinitely).

      A tendering BAC Holder will be allocated a pro rata share of the Partnership's tax credits and taxable income or loss for the year of the sale with respect to the BACs sold in accordance with the provisions of the Partnership Agreement concerning transfers of BACs. Such allocation and any cash distributed by the Partnership to the BAC Holder for that year will affect the BAC Holder's adjusted tax basis in BACs and, therefore, the amount of such BAC Holder's taxable gain or loss upon a sale of BACs pursuant to the Offer.

      Under Code Section 469, individuals and certain types of corporations generally are able to deduct "passive activity losses" in any year only to the extent of the person's passive activity income for that year. Substantially all post-1986 losses of BAC Holders from the Partnership are passive activity losses. BAC Holders may have "suspended" passive activity losses from the Partnership (i.e., post-1986 net taxable losses in excess of statutorily permitted "phase-in" amounts and which have not been used to offset income from other passive activities).

      If a BAC Holder sells less than all of its BACs pursuant to the Offer, a loss recognized by that BAC Holder can be currently deducted (subject to the other applicable limitations) to the extent of the BAC Holder's passive income from the Partnership for that year plus any other passive activity income for that year, and a gain recognized by a BAC Holder upon the sale of BACs can be offset by the BAC Holders' current or "suspended" passive activity losses (if any) from the Partnership and other sources. If, on the other hand, a BAC Holder sells 100 percent of its BACs pursuant to the Offer, any "suspended" losses and any losses recognized upon the sale of the BACs will be offset first against any other net passive gain to the BAC Holder from the sale of the BACs and any other net passive activity income from other passive activity investments, and the balance of any "suspended" net losses from the BACs will no longer be subject to the passive activity loss limitation and, therefore, will be deductible by such BAC Holder from its other "ordinary" income (subject to any other applicable limitations). If more than 325,481 BACs are tendered, some tendering BAC Holders may not be able to sell 100 percent of their BACs pursuant to the Offer because of proration of the number of BACs to be purchased by the Purchaser.

      BAC Holders (other than tax-exempt persons, corporations and certain foreign individuals) who tender BACs may be subject to 31 percent backup withholding unless those BAC Holders provide a taxpayer identification number ("TIN") and are certain that the TIN is correct or properly certify that they are awaiting a TIN. A BAC Holder may avoid backup withholding by properly completing and signing the Letter of Transmittal. If a BAC Holder who is subject to backup withholding does not include its TIN, the Purchaser will withhold 31 percent from payments to such BAC Holder.

      A BAC Holder who tenders BACs must file an information statement with his federal income tax return for the year of the sale which provides the information specified in Treasury Regulation Section 1.751-1(a)(3). The selling BAC Holder must also notify the Partnership of the date of the transfer and the names, addresses and tax identification numbers of the transferors and transferee within 30 days of the date of the transfer (or, if earlier, January 15 of the following calendar year) (See IRS Form 8308).

                              CERTAIN LEGAL MATTERS

      General. Except as set forth in this Section, the Purchaser is not aware of any filings, approvals or other actions by any domestic or foreign governmental or administrative agency that would be required prior to the acquisition of BACs by the Purchaser pursuant to the Offer. The Purchaser's obligation to purchase and pay for BACs is subject to certain conditions, including conditions related to the legal matters discussed in this Section.

      State Takeover Statutes. The Partnership was formed under the laws of the State of Delaware, which currently does not have any takeover statute applicable to limited partnerships. However, it is a condition to the Offer that no state or federal statute impose a material limitation on the Purchaser's right to vote the BACs purchased pursuant to the Offer. If this condition is not met, Purchaser may terminate or amend the Offer.

      If any person seeks to apply any state takeover statute, the Purchaser will take such action as then appears desirable, which action may include challenging the validity or applicability of any such statute in appropriate court proceedings. If there is a claim that one or more takeover statutes apply to the Offer, and it is not determined by an appropriate court that such statutes do not apply or are invalid as applied to the Offer, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. This could prevent the Purchaser from purchasing or paying for BACs tendered pursuant to the Offer, or cause delay in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for payment or pay for BACs tendered.

      Fees and Expenses. Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of BACs pursuant to the Offer. The Purchaser will pay all costs and expenses of printing and mailing the Offer and its legal fees and expenses. The Purchaser will reduce the purchase price of BACs by any transfer fees imposed by the Partnership.

      Miscellaneous. The Offer is not made to (nor will tenders be accepted on behalf of) BAC Holders residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities or other laws of such jurisdiction. However, the Purchaser may, in its discretion, take such action as it deems necessary to make the Offer in any jurisdiction and extend the Offer to BAC Holders in such jurisdiction.

      In any jurisdiction where the securities or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

      The Purchaser has filed with the Commission a Tender Offer Statement on
Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule 14D-1 and any amendments thereto, including exhibits, may be inspected and copies may be obtained at the same places and in the same manner as set forth under the caption "CERTAIN INFORMATION CONCERNING THE PARTNERSHIP -- GENERAL".

      No person has been authorized to give any information or to make any representation on behalf of the Purchaser not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.


                                        EVEREST TAX CREDIT INVESTORS, LLC

April 20, 1998

                                   SCHEDULE I

                        DIRECTORS AND EXECUTIVE OFFICERS


      The business address of each executive officer and director of Everest Properties II, LLC is 199 South Los Robles Avenue, Suite 440, Pasadena, California 91101. Each executive officer and director is a United States citizen. The name and principal occupation or employment of each executive officer and director of Everest Properties II, LLC, are set forth below.

                                 PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
NAME                              POSITION AND FIVE-YEAR EMPLOYMENT HISTORY

W. Robert Kohorst           President of Everest Properties II, LLC from 1996 -
                            present. President and Director of Everest
                            Properties, Inc. from 1994 - present. President and
                            Director of KH Financial, Inc. from 1991 - present

David I. Lesser             Executive Vice President and Secretary of Everest
                            Properties II, LLC from 1996 - present. Executive
                            Vice President of Everest Properties, Inc. from 1995
                            - present. Principal and member of Feder, Goodman &
                            Schwartz, Inc. from 1992 - 1996.

      The business address of each executive officer and director of Imperial Bank and Imperial Bancorp is 9920 South La Cienega Boulevard, Inglewood, California 90301. Each executive officer and director is a United States citizen. The name and principal occupation or employment of each executive officer and director of Imperial Bank and Imperial Bancorp are set forth below.


                                 PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
NAME                              POSITION AND FIVE-YEAR EMPLOYMENT HISTORY

George  L.  Graziadio, Jr.  Chairman of the Board, President and Chief Executive
                            Officer of Imperial Bancorp for the past five years. Chairman of the Board and Co-Founder of Imperial Bank. Chairman of the Board of Imperial Financial Group, Inc. Mr. Graziadio is also engaged as an owner or partner in many other business activities primarily in the real estate industry. Director of Coastcost Corp.

J. Richard Barkley          Executive Vice President and Director, Human
                            Resources for the past five years.

Richard J. Casey            Executive Vice President of Imperial Bank for the
                            past five years.

Harry W. Chenoweth          Executive Vice President of Imperial Bank commencing
                            in 1997. Previously served as a Senior Vice
                            President with Union Bank for five years.

Norman P. Creighton         Vice Chairman and Chief Executive Officer and
                            Director of Imperial Bank for the past five years.
                            Director of Imperial Bancorp.

Richard K. Eamer            Director of Imperial Bank and Imperial Bancorp.
                            Chairman Emeritus of Tenet Healthcare Corporation.
                            Chairman of National Medical Enterprises.

Robert M. Franko            President and Director of Imperial Finance Group,
                            Inc. commencing in 1997. Executive Vice President and Chief Financial of Imperial Bank from 1995-1997.
                            Previously served as President and Chief Executive
                            Officer of Springfield Bank and Trust Ltd.

G. Louis Graziadio, III     Director of Imperial Bancorp. President of Ginarra
                            Holdings, Inc. Co-Chairman of the Board of Imperial
                            Financial Group, Inc.

Bernard G. LeBeau           Director of Imperial Bancorp and Imperial Bank.
                            Chairman of the Board of Imperial Bank from 1982 -
                            1995.

Eldon K. Lloyd              Executive Vice President, Chief Credit Officer of
                            Imperial Bank for the past five years.

William L. MacDonald        Director of Imperial Bank. President and Chief
                            Executive Officer of Compensation Resource Group.

Daniel R. Mathis            Director, President and Chief Operating Officer of
                            Imperial Bank.

Christine McCarthy          Executive Vice President and Chief Financial Officer
                            of Imperial Bank commencing in 1997. Executive Vice
                            President and Chief Financial Officer of First
                            Interstate Bank for the five years prior to 1997.

Lee E. Mikles               Director of Imperial Bank from 1994 to present.
                            Investment Advisor, Mikles/Miller Management, Inc.
                            Director of Coastcast Corp.

Paul A. Novelly             Director of Imperial Bank. President of Apex Oil Co.
                            Director of Imperial Financial Group, Inc. Director of Coastcast Corp., Vista 2000, Inc., and Intrawest
                            Corp.

Robert S. Muehlenbeck       Executive Vice President of Imperial Bank since
                            1993. President of Seaborg, Inc. for five years prior thereto.

Charles T. Owen             Director of Imperial Bank. President and Publisher
                            of the San Diego Business Journal.

John A. Andreini            Director of Imperial Bank. Chairman of Andreini &
                            Co.

James R. Daly               Executive Vice President of Imperial Bank since
                            1996. Previously served as President of Sunrise Bank

Richard Baker               Senior Vice President, General Counsel and Secretary
                            of Imperial Bancorp and Imperial Bank since 1983.
                            Previously served as Senior Vice President and
                            General Counsel for American City Bank.

                                   APPENDIX A

      Set forth below is a summary of certain financial data for the Partnership which has been excerpted or developed from the Partnership's Annual Report on Form 10-K for the fiscal year ended March 31, 1997 (the "Form 10-K"), and Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 1997 (the "Form 10-Q"), filed with the Securities and Exchange Commission. Such reports and other documents filed by the Partnership with the Commission contain more comprehensive financial and other information, including the notes accompanying the financial statements, and the following summary is qualified in its entirety by reference to such report and other documents and all the financial information and related notes contained therein.

                                     PART I

                             SELECTED FINANCIAL DATA

                      STATEMENTS OF OPERATIONS - SERIES 24

                                                                                                                     Period from
                                                                                                                       June 29,
                                                                                                                      1995 (date
                                                                     Nine months ended                               of inception)
                                                                         December 31,              Year ended           through
                                                              -------------------------------       March 31,          March 31,
                                                                   1997              1996              1997               1996
                                                              -------------     -------------     -------------      -------------
Income
   Interest income .......................................    $      12,343     $     179,679     $     193,065      $     139,594
   Miscellaneous income ..................................               --                --                --                 --
                                                              -------------     -------------     -------------      -------------
                                                                     12,343           179,679           193,065            139,594
                                                              -------------     -------------     -------------      -------------
Share of losses from Operating Partnerships ..............         (601,246)         (109,960)         (797,796)*         (149,023)
                                                              -------------     -------------     -------------      -------------
Expenses
   Fund management fee ...................................          149,640           133,855           212,130             62,532
   Amortization ..........................................            9,735             9,735            12,980              5,769
   General and administrative expenses ...................           25,705            65,550            73,370             63,731
   Professional fees .....................................           29,096            24,746            25,402              2,396
                                                              -------------     -------------     -------------      -------------
                                                                    214,176           233,886           323,882            134,428
                                                              -------------     -------------     -------------      -------------
NET INCOME (LOSS) ........................................    $    (803,079)    $    (164,167)    $    (928,613)     $    (143,857)
                                                              =============     =============     =============      =============
Net income (loss) allocated to
   general partner .......................................    $      (8,031)    $      (1,642)    $      (9,286)     $      (1,439)
                                                              =============     =============     =============      =============

Net income (loss) allocated to
   limited partners ......................................    $    (795,048)    $    (162,525)    $    (919,327)     $    (142,418)
                                                              =============     =============     =============      =============
Net income (loss) per BAC ................................    $        (.37)    $        (.07)    $       (0.42)     $       (0.08)
                                                              =============     =============     =============      =============
OTHER INFORMATION:
Tax Credits per BAC for the Investors
   Tax Year, the Twelve Months Ended
   December 31, 1996 and 1995 ............................                                                           $     .109 to
                                                                                                  $        .503      $     .163 **
                                                                                                  =============      =============


*     Net of gain on disposition of investment of $23,253.
**    Depends on the investors' date of admission.

                           BALANCE SHEETS - SERIES 24


                                                                    Dec. 31, 1997       March 31, 1997
                                                                   --------------       --------------
                           ASSETS

INVESTMENTS IN OPERATING PARTNERSHIPS .....................        $   16,184,618       $   15,915,977

OTHER ASSETS
Cash and cash equivalents .................................               364,888              644,685
Investments ...............................................                   517              303,949
Notes receivable ..........................................               756,782            1,654,702
Deferred acquisition costs ................................               276,283              313,911
Prepaid expenses ..........................................                    --                   --
Organization costs, net of accumulated amortization .......                35,695               45,429
Other assets ..............................................             1,326,950            1,438,557
                                                                   --------------       --------------
                                                                   $   18,945,733       $   20,317,210
                                                                   ==============       ==============

              LIABILITIES AND PARTNERS' CAPITAL

LIABILITIES
Accounts payable and accrued expenses .....................        $           --       $           --
Syndication costs payable .................................                    --                   --
Accounts payable affiliates ...............................               240,704               79,964
Capital contributions payable .............................             2,050,311            2,779,449
                                                                   --------------       --------------
                                                                        2,291,015            2,859,413
                                                                   --------------       --------------

PARTNERS' CAPITAL
Limited Partners
    Units of limited partnership interest; $10 stated value
    per BAC; 40,000,000 authorized BACs; 2,169,878 issued
    and outstanding as of December 31, 1997 ...............            16,672,957           17,468,005
General Partner ...........................................               (18,756)             (10,725)
Unrealized gain (loss) on securities for sale, net ........                   517                  517
                                                                   --------------       --------------
                                                                       16,654,718           17,457,797
                                                                   --------------       --------------
                                                                   $   18,945,733       $   20,317,210
                                                                   ==============       ==============


DIVIDEND HISTORY

      The Partnership has made no distributions of net cash flow to BAC Holders from its inception, October 5, 1993, through March 31, 1997.

LIQUIDITY

      The Partnership's primary source of funds is the proceeds of its public offering of BACs. Other sources of liquidity will include (i) interest earned on capital contributions held pending investment and on working capital and (ii) cash distributions from operations of the Operating Partnerships in which the Partnership has and will invest. The Partnership does not anticipate significant cash distributions from operations of the Operating Partnerships.

      The Partnership invests in short-term tax-exempt municipal bonds to decrease the amount of taxable interest income that flows through to it's investors. The Partnership anticipates that the investments it purchases will be held to maturity, but periodically the Partnership must sell investments to meet certain obligations. Many of the investments sold during the years ended March 31, 1995 and 1996 were yielding coupon rates higher than market rates. A premature sale of these investments may have resulted in realized losses, but when combined with the higher coupon yields the resulting actual yields were consistent with market rates. In selecting investments to purchase and sell the general partner and it's advisors stringently monitor the ratings of the investments and safety of principal.

      As of December 31, 1997, the Partnership was accruing the fund management fee for Series 20, Series 21, Series 22, Series 23, Series 24 and Series 27. Pursuant to the partnership agreement, such liabilities will be deferred until the Partnership receives sales or refinancing proceeds from Operating Partnerships which will be used to satisfy such liabilities. As of December 31, 1997, the Partnership's working capital and sources of liquidity coupled with affiliated party liability accruals allowed sufficient levels of liquidity to meet the third party obligations of the Partnership. As of December 31, 1997, the Partnership was unaware if any trends which would create insufficient liquidity to meet future third party obligations.

CAPITAL RESOURCES

      The Partnership offers BACs in a public offering originally declared effective by the Commission on December 16, 1993. As of February 19, 1998, the Partnership was continuing to offer BACs in Series 32.

      Series 24. The Partnership commenced offering BACs in Series 24 on June 9, 1995. The Partnership received and accepted subscriptions for $21,697,000 representing 2,169,878 BACs from investors admitted as BAC Holders in Series 24. Offers and sales of BACs in Series 24 were completed and the last of the BACs in Series 24 were issued by the Partnership on September 22, 1995.

      As of December 31, 1997, the Partnership had committed Series 24 net offering proceeds to pay initial and additional installments of capital contributions to 24 Operating Partnerships in the amount of $15,939,004, with the amount of $364,888 remaining to be used by the Partnership to pay remaining capital contributions to the Operating Partnerships that Series 24 had invested in as of December 31, 1997.

RESULTS OF OPERATIONS

      The Partnership incurs a fund management fee to the General Partner and/or its affiliates in an amount equal to 0.5% of the aggregate cost of the Apartment Complexes owned by the Operating Partnerships, less the amount of certain asset management and reporting fees paid by the Operating Partnership.

      The Partnership's investment objectives do not include receipt of significant cash flow distributions from the Operating Partnerships in which it has invested or intends to invest. The Partnership's investments in Operating Partnerships have been and will be made principally with a view towards realization of Federal Housing Tax Credits for allocation to its partners and BAC Holders.

      Series 24. As of March 31, 1997 and 1996, the average Qualified Occupancy for the series was 91.3% and 100%, respectively. The series had a total of 23 properties at March 31, 1997. Out of the total, 19 were at 100% qualified occupancy and 3 were in initial lease-up. The series also had 1 property with multiple buildings some of which were under construction and some of which were in initial lease-up at March 31, 1997.

      As of December 31, 1997 and 1996, the average Qualified Occupancy for the series was 98.8% and 94.7%, respectively. The series had a total of 24 properties at December 31, 1997. Out of the total 22 were at 100% qualified occupancy and 2 were in active lease-up.

      For the tax years ended December 31, 1996 and 1995, the series, in total, generated $1,048,795 and $224,386, respectively, in passive income tax losses that were passed through to investors. The series also provided tax credits per BAC to the investors of $.503 for 1996 and from $.109 to $.163 for 1995 depending on the investors' date of admission.

        As of March 31, 1997 and 1996, the Investments in Operating Partnerships for Series 24 was $15,915,977 and $10,012,941, respectively. The increase was a result of the Partnership acquiring 8 interests in Operating Partnerships and costs capitalized to the investment account which were incurred by the Partnership in acquiring the

Operating Partnerships. Investments in Operating Partnerships was also affected by the way the Partnership accounts for such investments, the equity method. By using the equity method the Partnership adjusts its investment cost for its share of each Operating Partnership's results of operations and for any distributions received or accrued.

      For the year ended March 31, 1997 and for the period ended March 31, 1996 the net loss of the Series was $928,613 and $143,857, respectively. The major components of these amounts were the Partnership's share of losses from Operating Partnerships, the fund management fee and interest income earned on Offering proceeds to be used for acquisitions and working capital reserves that were yet to be expended. As of March 31, 1997, it was anticipated that the net loss would fluctuate in future years until the series finishes acquiring Operating Partnerships, construction is completed on the Operating Partnerships, and they become fully leased-up and stabilize operations.

      For the nine months ended December 31, 1997, Series 24 reflected a net loss from Operating Partnerships of $607,318. When adjusted for depreciation, which is a non-cash item, the Operating Partnerships reflected positive operations of $225,467. This is an interim period estimate; it is not indicative of the final year end results.

                                     PART II

         BOOK VALUE AND ACCUMULATED DEPRECIATION OF APARTMENT COMPLEXES HELD BY OPERATING PARTNERSHIPS IN SERIES 24, AS OF DECEMBER 31, 1996


                                                                                             Accum.
                                           Encum-                       Buildings and        Depre-         Acq.          Date
Property Description          Units       brances           Land         improvements       ciation(1)      Date        Built(1)
--------------------        ---------   -----------      -----------    -------------      -----------   ----------    ---------
Autumn Ridge Apts. .......      34      $ 1,123,201      $   125,347      $         0      $         0       7/96        1/97*
   Shenandoah, VA
Brooks Summit Apts. ......      36        1,123,519           44,000        1,454,399            8,614      12/95        11/96
   Blue Ridge, GA
Brownsville Apts. ........      36        1,209,681           58,945        1,208,428           51,499       9/95         9/95
   Brownsville, TN
Cooper's Crossing ........      93        3,682,888          522,890        6,954,516          113,288       6/96        12/95
   Irving, TX
Century East Apts. IV ....      24          635,683           90,000          984,989           40,552       8/95         8/95
   Bismark, ND
Century East V Apts. .....      24          635,683           90,000          982,504           38,367      11/95         9/95
   Bismark, ND
Edenfield Apts. ..........      48        1,247,826           10,280        1,709,535           53,173       1/96        12/96
   Millen, GA
Elm Street Apts. .........      35        2,420,999          183,547        3,715,562           81,639       1/96         1/96
   Yonkers, NY
Heritage Glen Apts. ......      28        1,142,884           40,000        1,363,991           25,966       4/96         4/96
   Coolidge, AZ
Hillridge Apts. ..........      38        1,225,000          150,000        2,280,094           41,939       8/96         6/96
   Los Lunas, NM
Lake Apts. I .............      24          620,233           85,000        1,013,895           43,871       8/95         7/95
   Fargo, ND
Lakeway Apts. ............      32          880,109           10,000        1,119,097           50,938      11/95         4/96
   Zwolle, LA
Laurelwood Park Apts. ....     100        2,330,000          230,000        5,379,607           62,543       2/96        10/96
   High Point, NC
Madison Park IV Apts. ....     143        7,812,244          541,624       11,606,586          288,888       5/96        3/97*
   Boston, MA
New Hilltop Apts. ........      72        1,733,471           52,591        2,147,997          107,250      11/95        11/95
   Laurens, SC
North Hampton Pl .........      36          888,616          207,550        2,230,062           88,913      11/95         3/96
   Columbia, MO
Northfield Housing, L.P. .       5          200,000           70,000          446,355           17,478      12/96         9/96
   Jackson, MS
Pahrump Valley Apts. .....      32        1,405,051           63,000        1,757,158           32,701       7/96         7/96
   Pahrump, NV
Park Meadow Apts. ........      80        1,638,979          242,000        1,579,251           22,052       9/95         U/C*
   Gaylord, MI
Shadowcreek Apts. ........      24        1,235,329          130,000        1,529,213            9,305       6/96         9/96
   Overton, NV
Stanton Village Apts. ....      40        1,219,234           85,971        1,252,848           47,276       9/95         9/95
   Stanton, TN
Woodlands Apts. ..........      24        1,143,044          108,900        1,496,732           43,728      11/95         9/95
   Elko, NV
Wyandotte Apts. ..........      32        3,765,817          950,000                0                0       4/96        2/97*
   Los Angeles, CA

(1) The properties are being depreciated over 27.5, 28, 40 or 50 years.
 *  Property was in lease-up phase as of March 31, 1997.
U/C=Property was under construction as of March 31, 1997.

      BAC Holders who want to participate in this Offer and have tendered in the Lower Offer must deliver a properly completed and duly executed Letter of Transmittal to Everest no later than May 14, 1998 to assure timely withdrawal of the prior tender. Everest will send the notice of such withdrawal.

      The Letter of Transmittal, and any other required documents should be sent or delivered by each BAC Holder or his broker, dealer, commercial bank, trust company or other nominee to the Purchaser at its address set forth below:

                           EVEREST PROPERTIES II, LLC
                                    (MANAGER)
                           199 SOUTH LOS ROBLES AVENUE
                                    SUITE 440
                           PASADENA, CALIFORNIA 91101

      Questions and requests for assistance may be directed to the Purchaser at its address and telephone number listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal, and other tender offer materials may be obtained from the Purchaser as set forth below, and will be furnished promptly at the Purchaser's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                  For information regarding the Offer contact:

                           EVEREST PROPERTIES II, LLC
                                    (MANAGER)
                           199 SOUTH LOS ROBLES AVENUE
                                    SUITE 440
                           PASADENA, CALIFORNIA 91101

                        (800) 611-4613 OR (626) 585-5920
                            FACSIMILE: (626) 585-5929